Exhibit 99.1

Tyra Biosciences Reports First Quarter 2026 Financial Results and Recent Highlights

- Advanced “dabogratinib 3x3” strategy to pursue 3 late-stage clinical studies in LG-UTUC, IR NMIBC and ACH -

- First LG-UTUC patient dosed with dabogratinib in SURF303; initial results expected in 2027 -

- Initial Ph2 data readout from SURF302 expected in August 2026 (n>20 enrolled to date) -

- Initial Ph2 data readout from safety sentinel cohort in BEACH301 expected in Q4 2026 (4th dose level cleared) -

- Cash, cash equivalents and marketable securities of $383.5 million at Q1 2026; runway into 2H 2028 -

CARLSBAD, Calif., May 13, 2026 – Tyra Biosciences, Inc. (Nasdaq: TYRA), a clinical-stage biotechnology company focused on developing next-generation precision medicines that target large opportunities in Fibroblast Growth Factor Receptor (FGFR) biology, today reported financial results for the first quarter ended March 31, 2026, and highlighted recent corporate progress.

“Our dabogratinib ‘3x3’ strategy continues to advance with steady progress across all three programs,” said Todd Harris, Ph.D., Chief Executive Officer of TYRA. “We are taking a differentiated, data-driven approach by aligning our development strategy with the patient journey in FGFR3-driven diseases and conditions. The dosing of the first patient in SURF303 marks an important milestone, as we initiate a potentially registrational study in LG-UTUC that could support TYRA’s first NDA submission. With multiple clinical data readouts expected this year, we remain focused on unlocking the full potential of selective FGFR3 inhibition with oral dabogratinib.”

Doug Warner, M.D., Chief Medical Officer of TYRA, commented, “In urologic cancers, we see a significant opportunity to address what we believe is a very challenging treatment paradigm for patients that is currently dominated by procedure-based, intravesical therapies. We are developing dabogratinib as a once-daily (QD) oral therapy designed to maintain continuous pressure on the tumor and, if successful, may represent a meaningful shift in how these patients are treated.”

Dr. Warner continued, “In achondroplasia, we believe our approach with oral dabogratinib may also be transformational. Recently presented data demonstrate that prenatal dosing further delayed premature fusion of synchondroses and increased the area of the foramen magnum. These data expand our perspective on the potential benefits of earlier FGFR3 inhibition as we advance BEACH301. We have now cleared the fourth dose level in our safety sentinel cohort and remain on track to report initial results in the fourth quarter of this year.”

First Quarter and Recent Corporate Highlights

Dabogratinib 3x3 Strategy

In the first quarter of 2026, TYRA advanced its “dabogratinib 3x3” strategy: developing the first orally available, FGFR3 selective inhibitor in 3 future potentially pivotal clinical studies to support regulatory submissions with the aim to commercialize in 3 potential blockbuster indications: LG-UTUC, IR NMIBC and ACH.

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Phase 2 LG-UTUC Study – SURF303. SURF303 is a Phase 2a/b, multicenter, open-label study designed with pivotal intent to evaluate the efficacy and safety of oral dabogratinib at two QD doses in participants with low grade upper tract urothelial carcinoma (LG-UTUC), a rare cancer where approximately 85% of tumors are driven by FGFR3. The Company has dosed the first patient in SURF303, with initial results expected in 2027.

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Phase 2 IR NMIBC Study – SURF302. SURF302 is a Phase 2, multicenter, open-label clinical study evaluating the efficacy and safety of oral dabogratinib at two QD doses in participants with FGFR3-altered low-grade intermediate risk non-muscle invasive bladder cancer (IR NMIBC). To date, there are more than 20 patients enrolled at US and international trial sites, and the Company expects to report initial three-month complete response data from both dose cohorts in August 2026.
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Phase 2 ACH Study – BEACH301. BEACH301 is a Phase 2, multicenter, open-label, dose-escalation/dose-expansion study evaluating oral dabogratinib in children ages 3 to 10 with achondroplasia (ACH). The study has enrolled the safety sentinel cohort and has successfully cleared four dose levels, with no notable safety events reported to date. The study remains on track, with initial results from the safety sentinel cohort, including 6-month average height velocity and safety data, expected in the fourth quarter of 2026.
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Presented Clinical Progress and New Preclinical Results at Key Scientific/Medical Meetings. During the first quarter of 2026 and in April, TYRA presented posters on dabogratinib for urologic cancers (SURF302 and SURF303 trials-in-progress) at the 2026 ASCO® Genitourinary (GU) Cancers Symposium (ASCO GU), and the European Association of Urology Congress (EAU 26). TYRA will also present a trials-in-progress poster on SURF302 at the 2026 American Urologic Association (AUA) meeting. In May 2026, at the Fusion Conference on FGFR Biology, TYRA presented new preclinical results with oral dabogratinib for the treatment of ACH. When administered to pregnant mice from embryonic day 14.5 through birth then to Fgfr3Y367C/+ neonates postnatally, dabogratinib significantly increased the foramen magnum area and resulted in open synchondroses. Prenatal plus postnatal treatment further delayed premature fusion of the synchondroses compared with the postnatal alone treatment protocol (Starrett et al., 2025). Posters associated with these meetings can be accessed on the TYRA website.

Corporate

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Appointed Habib Dable to Board of Directors. In April 2026, TYRA announced the appointment of Habib Dable to its Board of Directors. Mr. Dable brings more than 30 years of leadership experience across the global biopharmaceutical industry, including deep expertise in building and scaling blockbuster franchises and guiding companies through transformative growth. Mr. Dable most recently served as President and Chief Executive Officer of Acceleron Pharma Inc., where he led the company through a period of significant growth culminating in its acquisition by Merck in 2021. Prior to Acceleron, Mr. Dable spent 22 years at Bayer AG in positions of increasing responsibility, including President of U.S. Pharmaceuticals and Executive Vice President, Global Head of Specialty Medicine. During his tenure, he provided leadership across multiple therapeutic areas, including ophthalmology, neurology, hematology, and cardiology, and oversaw the global launch of EYLEA®. Mr. Dable currently serves as an advisor at RA Capital Management, L.P.
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Strengthened Balance Sheet with ATM Utilization. In the first quarter of 2026, TYRA received $147.9M in net proceeds, after deducting fees and other expenses, following utilization of the Company’s “at-the-market” offering program, issuing and selling 4,690,532 shares of common stock to a large investment management firm.

SNÅP Platform and Pipeline

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TYRA continued to advance its in-house precision medicine discovery engine, SNÅP, used to develop therapies in targeted oncology and genetically defined conditions.

First Quarter Financial Results

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Cash, Cash Equivalents and Short-Term Investments. As of March 31, 2026, TYRA had cash, cash equivalents and marketable securities of $383.5 million. The Company’s current cash, cash equivalents and marketable securities are expected to allow TYRA to execute on its plans into the second half of 2028.
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Research and Development (R&D) Expenses. R&D expenses for the three months ended March 31, 2026 were $33.5 million compared to $25.0 million for the same period in 2025. The increase was primarily associated with development activities for oral dabogratinib, reflecting ongoing BEACH301 and SURF302 clinical trials and start-up costs for SURF303, partially offset by a decrease in development activities for other programs. Personnel expenses also increased, driven by headcount growth to support expanding clinical and development activities.

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General and Administrative (G&A) Expenses. G&A expenses for the three months ended March 31, 2026 were $8.5 million compared to $6.9 million for the same period in 2025. The increase was primarily driven by higher compensation and other personnel costs, driven by headcount growth.
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Net Loss. First quarter net loss was $39.3 million compared to $28.1 million for the same period in 2025.

Upcoming Anticipated Clinical Milestones:

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SURF303: initial results – 2027
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SURF302: initial three-month complete response data – August 2026
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BEACH301: initial results from safety sentinel cohort – Q4 2026

About Dabogratinib (formerly TYRA-300)

Dabogratinib is TYRA’s lead precision medicine candidate stemming from its in-house SNÅP platform. Dabogratinib is an investigational, oral, FGFR3-selective inhibitor currently in Phase 2 development for the treatment of urologic cancers and skeletal dysplasias, specifically LG-UTUC, IR NMIBC and ACH. We believe dabogratinib was the first orally available, FGFR3 selective inhibitor to enter clinical development, and it has been studied in more than 100 patients to date across multiple clinical studies.

Oral dabogratinib is currently advancing in three Phase 2 clinical trials for LG-UTUC (SURF303), IR NMIBC (SURF302), and ACH (BEACH301). The FDA has granted Orphan Drug Designation and Rare Pediatric Disease Designation to oral dabogratinib for the treatment of achondroplasia.

Please visit the Patients page of our website for more information on our clinical trials.

About Tyra Biosciences

Tyra Biosciences, Inc. (Nasdaq: TYRA) is a clinical-stage biotechnology company focused on developing next-generation precision medicines that target large opportunities in FGFR biology. TYRA’s in-house precision medicine platform, SNÅP, enables rapid and precise drug design through iterative molecular SNÅPshots that help TYRA design and predict which candidates may demonstrate the highest potency, selectivity and tolerability in the clinic. TYRA’s expertise in FGFR biology has created a differentiated pipeline with clinical-stage programs in targeted oncology and genetically defined conditions. TYRA’s lead precision medicine stemming from SNÅP, oral dabogratinib, is a potential first-in-class selective FGFR3 inhibitor in development for LG-UTUC, IR NMIBC and ACH. TYRA is also developing TYRA-430, an oral, investigational FGFR4/3-biased inhibitor for FGF19+/FGFR4-driven cancers, in the SURF431 study for advanced hepatocellular carcinoma, and TYRA-200, an oral, investigational, FGFR1/2/3 inhibitor, in the SURF201 study for metastatic intrahepatic cholangiocarcinoma. TYRA is based in Carlsbad, CA.

For more information about our science, pipeline and people, please visit www.tyra.bio and engage with us on LinkedIn.

Forward-Looking Statements

TYRA cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the expected advancement of our pipeline and our growth; the potential to execute on our “dabogratinib 3x3 strategy”; the potential to develop next-generation precision medicines and their potential to be first-in-class; the potential safety and therapeutic benefits of, and market opportunities for, our product candidates, including the potential for them to be blockbusters; the expected trial design, timing and phase of development of our product candidates, including timing for data readouts and patient dosing and the potential for trials to be registrational or global; the potential for SNÅP to develop therapies; our commercialization plan for oral dabogratinib; and our expected cash runway. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: initial or interim results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, as follow-up on the outcome of any particular patient continues and as more patient or final data becomes available, including the risk that unconfirmed responses may not ultimately result in confirmed responses to treatment after follow-up evaluations; the potential for proof-of-concept results to fail to result in successful subsequent development of oral dabogratinib; later developments with the FDA may be inconsistent with prior feedback from the FDA; we are early in our development efforts, and the approach we are taking to discover and develop drugs based on our SNÅP platform is novel and unproven and it may never lead to product candidates that are successful in clinical development or approved products of commercial value; potential delays in the commencement, recruitment, enrollment, data readouts and completion of preclinical studies and clinical trials; results from preclinical studies or early clinical trials not necessarily being predictive of future results; our dependence on third parties in connection with manufacturing, research and preclinical testing; we may expend our limited resources to pursue a particular product candidate and/or indication and fail to capitalize on product candidates or indications with greater development or commercial potential; acceptance by the FDA of INDs or of similar regulatory submissions by comparable foreign regulatory authorities for the conduct of clinical trials of our product candidates; an accelerated development or approval pathway may not be available for oral dabogratinib or other product candidates and any such pathway may not lead to a faster development process; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval, and/or commercialization; the potential for our programs and prospects to be negatively impacted by developments relating to our competitors, including the results of studies or regulatory determinations relating to our competitors; regulatory and legislative developments in the United States and foreign countries, including with respect to healthcare and trade policies; our ability to obtain and maintain intellectual property protection for our product candidates and proprietary technologies; our ability to establish marketing and sales capabilities to successfully commercialize any approved products; we may use our capital resources sooner than we expect; geopolitical instability, war, inflation and interest rate changes; and other risks described in our prior filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Amy Conrad

aconrad@tyra.bio

Tyra Biosciences, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2026	2025

Assets
Current assets:
Cash and cash equivalents	$84,955	$77,387
Marketable securities	298,511	178,616
Prepaid expenses and other current assets	11,147	9,447
Total current assets	394,613	265,450
Restricted cash	884	1,000
Property and equipment, net	1,215	1,314
Right-of-use assets	5,443	5,573
Other long-term assets	9,885	9,272
Total assets	$412,040	$282,609
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,642	$1,178
Lease liabilities, current	488	472
Accrued expenses and other current liabilities	15,126	16,444
Total current liabilities	19,256	18,094
Lease liabilities, noncurrent	5,209	5,338
Total liabilities	24,465	23,432
Stockholders’ equity:
Preferred stock	—	—
Common stock	6	5
Additional paid-in capital	798,025	630,037
Accumulated other comprehensive income	107	393
Accumulated deficit	(410,563)	(371,258)
Total stockholders’ equity	387,575	259,177
Total liabilities and stockholders’ equity	$412,040	$282,609

Tyra Biosciences, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$33,470	$24,964
General and administrative	8,528	6,886
Total operating expenses	41,998	31,850
Loss from operations	(41,998)	(31,850)
Other income:
Interest and other income, net	2,693	3,703
Total other income	2,693	3,703
Net loss	(39,305)	(28,147)
Unrealized loss on marketable securities, net	(286)	(82)
Comprehensive loss	$(39,591)	$(28,229)
Net loss per share, basic and diluted	$(0.64)	$(0.47)
Weighted-average shares used to compute net loss per share, basic and diluted	61,746,050	59,336,550